Exhibit 8.2

[Letterhead of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.]

[date]

(336) 271-3123

E-mail address

rsinger@brookspierce.com

Board of Directors

Mutual Community Savings Bank, Inc., SSB

315 East Chapel Hill Street

Durham, North Carolina 27701

Ladies and Gentlemen:

We have acted as special counsel to M&F Bancorp, Inc. (the “Company”), in connection with the planned merger (the “Merger”) of Mutual Community Savings Bank, Inc., SSB, a North Carolina corporation (“Mutual”), with and into the Company’s wholly owned subsidiary, Mechanics & Farmers Bank (“M&F Bank”), pursuant to the Agreement and Plan of Reorganization and Merger among Mutual, M&F Bank and the Company, dated August 9, 2007 (the “Agreement”), as described in the proxy statement and prospectus and other proxy solicitation materials of Mutual and the Company constituting a part thereof (the “Proxy Statement-Prospectus”), which is part of the Company’s registration statement on Form S-4 (the “Registration Statement”) filed on or about the date hereof in connection with the Merger.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of common stock of Mutual that exchange their common stock of Mutual for common stock of the Company pursuant to the Merger, the statements set forth under the caption “Material Federal Income Tax Consequences of the Merger” in the Proxy Statement-Prospectus included in the Registration Statement are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.

By:
Robert A. Singer